Exhibit 23.2
Consent of KPMG LLP
The Board of Directors
Sturm, Ruger & Company, Inc.:
We consent to the incorporation by reference in the registration statements on Form S-8 (Registration Nos. 333-84677 and 333-53234) of Sturm, Ruger & Company, Inc. of our report dated March 8, 2005, except as to note 4 to the financial statements which is as of March 31, 2006, with respect to the statements of income, stockholders’ equity, and cash flows for the year ended December 31, 2004, and the related financial statement schedule, which report appears in the December 31, 2006 annual report on Form 10-K of Sturm, Ruger & Company, Inc.
/s/ KPMG LLP
Stamford, Connecticut
March 2, 2007

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